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               [NationsBanc Commercial Corporation Letterhead]


                                                                    Exhibit 10.3

May 31, 1996

Norton McNaughton of Squire, Inc.
463 Seventh Avenue
New York, NY 10018

RE: Amended and Restated Factoring Agreement between us dated March 1, 1994, as amended (the "Factoring Agreement")

Gentlemen:

This will confirm our agreement that the Factoring Agreement is hereby amended by deleting Section 2.6 thereof and substituting the following in its place and stead:

         "Upon our request, prior to Payment Date you shall, so long as no Default has occurred and is continuing:

         (i) advance to us ninety percent (90%) of the purchase price of Receivables;

         (ii) advance to us, in addition to the amounts set forth in subparagraph (i) above, up to Ten Million Dollars ($10,000,000.00);

         (iii) arrange for NationsBank, N.A. (South) to open for our account, under the terms of the Letter of Credit and Acceptance Financing Agreement between us dated May 21, 1990, up to Twenty Million Dollars ($20,000,000.00) of Letters of Credit at any one time outstanding; and

         (iv) permit the existence of Ledger Debt of up to Two Million Dollars ($2,000,000.00) at any one time outstanding.

         Any amounts outstanding, from time to time, in excess of (i), (ii),
         (iii) or (iv) above shall also be subject to this Agreement."

         Except as amended herein, all other terms and conditions of the Factoring Agreement shall remain unchanged and in full force and effect.

         Would you please indicate your agreement to the foregoing by signing where indicated below.

         NationsBanc Commercial Corporation

         By:  L. Ransom Burts
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         Read and Agreed:

         Norton McNaughton of Squire, Inc.

         By:  Amanda J. Bokman
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